EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

  Company's operating strategy paying off
  Highest quarterly pre-tax income in Company history
  Record parts, service and body shop revenues continue
  Quarterly absorption reaches new high of 116%

SAN ANTONIO, Texas, Oct. 24, 2011 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today reported the highest quarterly pre-tax income in the Company's history. Income from continuing operations for the quarter was $16.0 million, or $0.41 per diluted share, compared with income from continuing operations of $8.0 million, or $0.21 per diluted share, in the quarter ended September 30, 2010.

"We believe these record results validate our efforts to build an organization with a diversified earnings base that is less dependent on the highly cyclical Class 8 truck sales market.  For 15 years, we have worked to position the Company as the premier service solutions provider to the commercial vehicle industry – not simply a retailer of Class 8 trucks," said W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc. "The Company's third quarter results are evidence that our efforts are paying off.  These efforts include focusing on expanding our capabilities in less cyclical aftermarket operations, broadening the depth of our commercial vehicle product offerings and expanding our network of Rush Truck Centers."

The Company's aftermarket capabilities now include a wide range of services and products such as a fleet of mobile service units, mobile technicians who staff customers' facilities, a proprietary line of parts and accessories, new diagnostic and analysis capabilities, factory certified service for alternative fuel vehicles and assembly service for specialized bodies and equipment. "As a result of our efforts to expand aftermarket capabilities, aftermarket operations currently account for more than 60 percent of our total gross profits," continued Rusty Rush.

Once primarily focused on Class 8 truck sales, the Company has now expanded its commercial vehicle product line to include medium-duty and light-duty trucks, buses and vocational specialty vehicles such as refuse trucks, tow trucks and truck-mounted cranes. "We have developed relationships with a more diverse customer base across a wide range of market segments, resulting in our ability to offer a complete range of solutions from sales of new vehicles to aftermarket support for vehicles in operation," Rusty Rush added.

The Company has a track record of growth through acquisitions and additions of dealerships within its current areas of responsibility. It now operates a contiguous network of 65 dealerships across the United States. We believe this geographic diversity will more effectively allow the Company to withstand regional economic downturns and expand service capabilities that better match the footprint of our customer base. "In the past 18 months, the Company has invested over $137 million in acquisitions, and we are scheduled to close two more acquisitions this year," said Rusty Rush.

"We encourage our customers to 'Expect More' because we are confident we have built a network of Rush Truck Centers that can provide our customers with any service they need related to their commercial vehicles and help create efficiencies in their businesses.  We are a leader in providing customers with solutions to help them maintain their fleets and get new specialized vehicles into service.   We want our customers to 'Expect More' because we know we can deliver more.  Our long-term goal has been to provide our customers with more services so that we can minimize our dependence on the cyclical Class 8 truck sales market for operating profits, and we think we have made tremendous strides to accomplish that goal," Rusty Rush explained.

Operations

The Company considers absorption rate to be of critical importance in evaluating the performance of its Rush Truck Centers. For the second consecutive quarter, the Company achieved record high revenues in parts, service and body shop operations. This contributed to the Company achieving an absorption rate of 116% for the third quarter of 2011.  "This is the third quarter in the last year that we have achieved a record absorption rate.  This increase in parts and service activity is largely the result of continued aging of commercial vehicles in operation and strong activity in the energy sector. We expect this level of activity to continue and are actively hiring technicians to serve this growing area of our business," said Rusty Rush.

Class 8 truck sales continued to improve, sustaining the increase that took place during the second quarter. The Company expects U.S. Class 8 retail sales will remain on pace to reach approximately 165,000 to 170,000 units by year end in 2011, which remains below historical replacement levels. Medium-duty commercial vehicle sales continued to be negatively impacted by supply issues faced by several medium-duty truck manufacturers, but the Company expects medium-duty commercial vehicle sales to increase before the end of the year as these supply issues are resolved.

"By acquiring new dealerships and remaining focused on sales at our existing dealerships, we have been able to increase our share of Class 8 U.S. retail sales by nearly 30% since 2009.   Likewise, our Class 4 through 7 medium-duty market share has expanded by nearly 45% during this same time period. Industry experts currently forecast Class 8 U.S. retail sales to be 214,000 units for 2012. We believe that we are in the beginning of a multi-year improving truck market as current sales levels of both Class 8 and medium-duty trucks have been below historical replacement levels for the last five years. At our current absorption rate, the Company is well positioned for increased profits as truck demand returns to more normalized levels," explained Rusty Rush.

Continued Growth

The Company continues to pursue its acquisition strategy. In the third quarter, the Company entered into definitive purchase agreements to acquire certain assets of West Texas Peterbilt, which has five locations in West Texas, and Peck Road Ford in Whittier, California. Both acquisitions are scheduled to close in the fourth quarter.  Upon completion of the Peck Road Ford acquisition, the Company will operate five Ford franchises and sixteen Isuzu franchises in its network of Rush Truck Centers. The acquisition of West Texas Peterbilt will expand the Company's representation of Peterbilt in Texas to include the entire state.

Improvements to the Company's existing network of Rush Truck Centers continue. The Company anticipates relocating its dealerships in Ft. Worth, Texas and Orlando, Florida by the end of 2011, and intends to relocate its Phoenix, Arizona dealership in early 2012. The Company also plans to open a new Rush Bus Center in Houston to better serve its bus customers in the Houston market.

The Company continues to evaluate opportunities to expand its Navistar Division. "We have seen continued performance improvements from the 17 locations in the Navistar Division, which has now become a solid contributor to the Company's overall profitability. We believe the Navistar Division represents a significant opportunity to enlarge our network of Rush Truck Centers and we remain committed to work with Navistar to expand our Navistar Division," added Rusty Rush.

The Company also expanded operations in Texas to take advantage of strong demand for ancillary services not traditionally performed by truck dealerships. "We leased a 237,000 square foot facility across the street from our Rush Truck Center in Houston to support demand from several long-term oilfield services customers for oilfield vehicle preparation and service, and we also established a new 50,000 square foot modification center in the Dallas area," Rusty Rush continued.

Financial Highlights

In the third quarter ended September 30, 2011, the Company's gross revenues from continuing operations totaled $696.4 million, a 71.6% increase from gross revenues from continuing operations of $405.8 million reported for the third quarter ended September 30, 2010. Income from continuing operations for the quarter was $16.0 million, or $0.41 per diluted share, compared with income from continuing operations of $8.0 million, or $0.21 per diluted share, in the quarter ended September 30, 2010. The Company reported net income for the quarter of $16.0 million, or $0.41 per diluted share, compared with a net income of $14.2 million, or $0.37 per diluted share, in the quarter ended September 30, 2010.

In September 2010, the Company sold the assets of its John Deere construction equipment business, including its Rush Equipment Centers in Houston and Beaumont, Texas. The construction equipment business recorded income from discontinued operations, net of tax, of $6.1 million ($0.16 per diluted share) during the third quarter of 2010. A majority of the income from discontinued operations during the third quarter of 2010 was attributable to the gain on the sale of Rush Equipment Centers' assets.

Parts, service and body shop revenue was $182.6 million in the third quarter of 2011, compared to $136.1 million in the third quarter of 2010. The Company delivered 2,472 new heavy-duty trucks, 1,427 new medium-duty commercial vehicles, 301 new light-duty commercial vehicles and 1,170 used commercial vehicles during the third quarter of 2011, compared to 1,283 new heavy-duty trucks, 650 new medium-duty commercial vehicles, 28 new light-duty commercial vehicles and 899 used commercial vehicles in the third quarter of 2010.

"I am extremely pleased with the overall financial performance of the Company. When setting the vision for this Company more than 45 years ago, I never imagined that we could diversify our operations in a manner that would allow us to achieve this level of profitability in a below average Class 8 truck sales market," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc. "We remain extremely proud of our entire workforce and congratulate them on helping the Company continue to achieve outstanding financial results."

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Tuesday, October 25, 2011, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 10, 2012. Listen to the audio replay until November 1, 2011, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 15966502.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird and IC Bus. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the Southern and Western United States.  These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Absorption rate is calculated by dividing the gross profit from the parts, service and body shop departments of a dealership by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's acquisition prospects, and the ability of the Company to maintain its current absorption rate are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Shares and Per Share Amounts)
	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 183,245	$ 168,976
Accounts receivable, net	73,313	43,513
Inventories, net	524,397	321,933
Prepaid expenses and other	5,338	14,104
Deferred income taxes, net	10,843	10,281

Total current assets	797,136	558,807

Investments	6,628	7,575

Property and equipment, net	458,178	445,919

Goodwill, net	176,329	150,388

Other assets, net	46,907	5,244

Total assets	$ 1,485,178	$ 1,167,933

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 424,157	$ 237,810
Current maturities of long-term debt	58,249	62,279
Current maturities of capital lease obligations	10,013	7,971
Trade accounts payable	54,446	37,933
Accrued expenses	86,827	69,036
Total current liabilities	633,692	415,029

Long-term debt, net of current maturities	228,328	189,850
Capital lease obligations, net of current maturities	33,365	34,231
Other long-term liabilities	2,149	364
Deferred income taxes, net	79,606	63,540

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2011 and 2010	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 27,218,492 class A shares and 10,726,072 class B shares outstanding in 2011; and 26,798,707 class A shares and 10,700,044 class B shares outstanding in 2010	396	391
Additional paid-in capital	204,707	195,747
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	322,781	286,951
Accumulated other comprehensive loss, net of tax	(1,898)	(222)

Total shareholders' equity	508,038	464,919

Total liabilities and shareholders' equity	$ 1,485,178	$ 1,167,933

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
New and used commercial vehicle sales	$487,324	$248,324	$1,231,439	$620,237
Parts and service	182,585	136,095	498,532	356,452
Lease and rental	21,436	18,254	60,984	48,541
Finance and insurance	2,902	2,182	7,614	5,714
Other	2,198	986	5,962	4,024

Total revenue	696,445	405,841	1,804,531	1,034,968

Cost of products sold:
New and used commercial vehicle sales	452,919	228,864	1,147,987	570,027
Parts and service	111,849	83,190	304,014	218,041
Lease and rental	17,889	15,590	50,842	41,461

Total cost of products sold	582,657	327,644	1,502,843	829,529

Gross profit	113,788	78,197	301,688	205,439
Selling, general and administrative	79,714	60,392	224,715	165,677
Depreciation and amortization	5,771	4,068	14,492	11,291
Gain (loss) on sale of assets	25	(5)	457	(9)

Operating income	28,328	13,732	62,938	28,462
Interest expense, net	1,894	1,357	4,694	4,051

Income from continuing operations before taxes	26,434	12,375	58,244	24,411
Provision for income taxes	10,389	4,344	22,414	9,042

Income from continuing operations	16,045	8,031	35,830	15,369
Income from discontinued operations, net of tax	–	6,128	–	6,715

Net income	$16,045	$14,159	$35,830	$22,084

Earnings per common share - Basic:
Income from continuing operations	$ .42	$ .22	$ .95	$ .41
Net income	$ .42	$ .38	$ .95	$ .59

Earnings per common share - Diluted:
Income from continuing operations	$ .41	$ .21	$ .92	$ .40
Net income	$ .41	$ .37	$ .92	$ .58

Weighted average shares outstanding:
Basic	37,932	37,350	37,796	37,271
Diluted	38,959	38,198	38,955	38,087
CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226